EXHIBIT 99.1

Tuesday Morning Corporation Announces Third Quarter Fiscal 2011 Sales

DALLAS, April 12, 2011 (GLOBE NEWSWIRE) -- Tuesday Morning Corporation (Nasdaq:TUES) today reported net sales for the third quarter ended March 31, 2011 were $174.3 million compared to $172.0 million for the quarter ended March 31, 2010, an increase of 1.3%. Comparable store sales for the quarter ended March 31, 2011 increased by .7% comprised of a 3.2% decrease in traffic and a 3.9% increase in ticket. For the nine-month period ended March 31, 2011, net sales were $626.4 million compared to $627.5 million during the same period last year. Comparable store sales for the nine-month period ended March 31, 2011 decreased 0.1%.

Based on the third quarter sales results, the Company currently expects to have improved earnings of $0.01 to $0.03 per share for the three month period ended March 31, 2011 compared to the same period last year. We expect the loss per share for the third quarter ended March 31, 2011 to be in the range of $0.07 to $0.09 versus a loss of $0.10 for the quarter ended March 31, 2010.

While we remain positive about our business, we are revising our guidance for the full fiscal year ending June 30, 2011. Net sales are expected to be in the range of $830 million to $836 million. Comparable store sales are expected to be flat and diluted earnings per share are expected to be in the range of $0.30 to $0.34 compared to $0.25 in the prior fiscal year ended June 30, 2010. Capital expenditures are expected to be $19 million, and we expect to end this fiscal year with 10 to 13 more stores than we had at the end of the previous year.

Kathleen Mason, President and Chief Executive Officer stated, "We achieved an increase in total sales and comparable store sales for the quarter in spite of severe weather that affected many of our stores during and around key marketing events early in the quarter.  During a period of continued housing declines, as well as substantial inflation, we were able to improve earnings during the quarter, year over year."

Tuesday Morning Corporation's management will hold a conference call to review third quarter financial results on April 25, 2011 at 5:00 p.m. Eastern Time.  The Company will release third quarter results prior to the call. A real-time webcast of the call will be available in the Investor Relations section of the Company's website at http://www.tuesdaymorning.com, or you may dial into the conference at 1-877-312-5376 (no access code required). A replay of the webcast will also be accessible through the Company's website or by dialing (800) 642-1687, conference ID number 51997017, until May 8, 2011.

About Tuesday Morning

Tuesday Morning is a leading closeout retailer of upscale, decorative home accessories, housewares and famous-maker gifts in the United States. The Company opened its first store in 1974 and currently operates 839 stores in 43 states. Tuesday Morning is nationally known for bringing its more than 9.0 million loyal customers a unique treasure hunt of high-end, first quality, brand name merchandise...never thirds or irregulars...at prices well below those of department and specialty stores and catalogues.

This press release contains forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995, which are based on management's current expectations, estimates and projections. Forward-looking statements typically are identified by the use of terms such as "may," "will," "should," "expect," "anticipate," "believe," "estimate," "intend" and similar words, although some forward-looking statements are expressed differently. You should carefully consider statements that contain these words because they describe our expectations, plans, strategies and goals and our beliefs concerning future business conditions, our future results of operations, our future financial positions, and our business outlook or state other "forward-looking" information.

Reference is hereby made to "Item 1A. Risk Factors" of the Company's Annual Report on Form 10-K for the year ended June 30, 2010 for examples of risks, uncertainties and events that could cause our actual results to differ materially from the expectations expressed in our forward-looking statements. These risks, uncertainties and events also include, but are not limited to, the following: uncertainties regarding our ability to open stores in new and existing markets and operate these stores on a profitable basis; conditions affecting consumer spending and the impact, depth and duration of current economic conditions; inclement weather; changes in our merchandise mix; timing and type of sales events, promotional activities and other advertising; increased or new competition; loss or departure of one or more members of our senior management or experienced buying and management personnel; an increase in the cost or a disruption in the flow of our products; seasonal and quarterly fluctuations; fluctuations in our comparable store results; our ability to operate in highly competitive markets and to compete effectively; our ability to operate information systems and implement new technologies effectively; our ability to generate strong cash flows from our operations; our ability to anticipate and respond in a timely manner to changing consumer demands and preferences; and our ability to generate strong holiday season sales. The forward-looking statements made in this press release relate only to events as of the date on which the statements were made. Except as may be required by law, we undertake no obligations to update our forward-looking statements to reflect events and circumstances after the date on which the statements were made or to reflect the occurrence of unanticipated events.

CONTACT: Stephanie Bowman
         Chief Financial Officer
         TUESDAY MORNING CORPORATION
         972-934-7251

         Laurey Peat
         LAUREY PEAT + ASSOCIATES
         214-871-8787